Exhibit 3.1

ARTICLES OF AMENDMENT

OF

MEDICAL PROPERTIES TRUST, INC.

MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:

FIRST:    The charter of the Corporation, as currently in effect (the “Charter”), is hereby amended by deleting existing Section 5.1 in its entirety and substituting in lieu thereof a new Section 5.1 to read as follows:

“Authorized Shares. The Corporation is authorized to issue an aggregate of 760,000,000 shares of stock (“Capital Stock”), consisting of (i) 750,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The aggregate par value of all of the authorized shares of Capital Stock is $760,000.”

SECOND:    The total number of shares of Capital Stock that the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 510,000,000 shares of Capital Stock, consisting of 500,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of Capital Stock was $510,000.

THIRD:    The total number of shares of Capital Stock that the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 760,000,000 shares of Capital Stock, consisting of 750,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of Capital Stock is $760,000.

FOURTH:    The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

FIFTH:    The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors and the amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law and the Charter to be made without action by the stockholders.

SIXTH:    These Articles of Amendment shall become effective upon filing with the Department.

SEVENTH:    The undersigned Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief, such matters and facts are true in all material respects and this statement is made under the penalty of perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation and attested to by its Executive Vice President, Chief Operating Officer, and Secretary on this 4th day of November, 2019.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ Edward K. Aldag, Jr.
Name:	Edward K. Aldag, Jr.
Title:	Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation

ATTEST:

/s/ Emmett E. McLean
Emmett E. McLean
Executive Vice President, Chief Operating Officer and Secretary